UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Diamond Management & Technology Consultants, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Diamond Management & Technology Consultants, Inc.

Suite 3000 John Hancock Center

875 North Michigan Avenue

Chicago, Illinois 60611

T (312) 255-5000 F (312) 255-6000

www.diamondconsultants.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 9, 2008

The annual meeting of stockholders of Diamond Management & Technology Consultants, Inc. (the “Company”) will be held on Tuesday, September 9, 2008 at the John Hancock Center, 875 N. Michigan Avenue, Suite 2800, Chicago, Illinois 60611, at 10:30 a.m. Central Daylight Time for the following purposes:

1.	To re-elect the four directors named in the attached Proxy Statement, each of whose terms are expiring at the annual meeting, for a new term of three years.

2.	To ratify the appointment of KPMG LLP as the independent registered auditors for the Company for the fiscal year ending March 31, 2009.

3.	To consider and act upon a proposal to adopt an Employee Stock Purchase Plan.

4.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on July 17, 2008 are entitled to notice of and to vote at the meeting.

The Company has voluntarily chosen to utilize a new Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. The Company believes that this new “e-proxy” process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our annual meeting. The Company has mailed to the majority of our stockholders a Notice containing instructions on how to access our 2008 Proxy Statement and Annual Report and vote online (for stockholders who have previously requested printed materials and for those who hold their shares in registered form with our transfer agent, the Company has mailed printed materials, including a proxy card, similar to prior years). The Proxy Statement contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet, if you received them by mail this year.

Your vote is important. You can vote your shares by completing and returning the proxy card sent to you if you received a paper copy of the Proxy Statement and Annual Report. Most stockholders can also vote their shares over the Internet. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the Proxy Statement. In addition, stockholders who are present at the annual meeting may revoke their proxies and vote in person.

By order of the Board of Directors,

Steven R. Worth

Secretary

July 29, 2008

TABLE OF CONTENTS

Diamond Management & Technology Consultants, Inc.

Suite 3000 John Hancock Center

875 North Michigan Avenue

Chicago, Illinois 60611

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the annual meeting of the stockholders of Diamond Management & Technology Consultants, Inc. (the “Company”, “Diamond”, “we” or “us”) on September 9, 2008 beginning at 10:30 a.m. Central Daylight Time. The meeting will be held at the John Hancock Center, 875 N. Michigan Avenue, Suite 2800, Chicago, Illinois 60611. We are furnishing these proxy materials in connection with the Board of Directors’ solicitation of proxies to be voted at the meeting and at any meeting following an adjournment of the meeting. We are first mailing this proxy statement and accompanying forms of proxy and voting instructions, or a Notice containing instructions on how to access this proxy statement and instructions to vote online, on or about July 29, 2008 to record holders of Diamond’s common stock, par value $.001 per share (“common stock”), as of July 17, 2008, the record date for the meeting.

Notice of Electronic Access to Proxy Materials and Annual Report

For the majority of its stockholders, the Company has voluntarily chosen to utilize a new Securities and Exchange Commission (“SEC”) rule allowing companies to furnish proxy materials to their stockholders over the Internet. The Company believes that this new “e-proxy” process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our annual meeting. The Company has mailed to the majority of its stockholders who own their shares through a bank, broker or other nominee, a “Notice” containing instructions on how to access our proxy statement and Annual Report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice gives you instructions for accessing and reviewing our proxy statement and Annual Report online over the Internet at http://ww3.ics.adp.com/streetlink/DTPI. If you received the Notice by mail and would like to receive a printed copy of the materials, you should follow the instructions for requesting such materials included on the Notice.

For stockholders who have previously requested printed materials and for those who hold their shares in registered form with our transfer agent, the Company has mailed printed materials, including a proxy card, similar to prior years. This proxy statement and the Annual Report are also available for information purposes on the Company’s web site at www.diamondconsultants.com.

Voting Procedure and Proxies

Your vote is important. You should follow the instructions contained on your Notice or your proxy card. Stockholders may vote in person at the annual meeting or by proxy.

There are several ways to vote by proxy as detailed on the proxy card and Notice:

•

By Internet at www.proxyvoting.com/dtpi if you received printed materials by mail and you hold your shares in registered form with our transfer agent; or, if you received a Notice without printed materials, at www.proxyvote.com;

•	By toll-free telephone number for stockholders who received a proxy card and are located in the United States at (866) 540-5760; or

•	By mail if you received printed materials by mail, by completing a proxy card and mailing it in the postage-paid envelope provided.

The Internet and telephone voting facilities for stockholders will close at 11:59 p.m. Eastern Daylight Time on September 8, 2008. The Internet and telephone voting procedures have been designed to authenticate stockholders by use of a control number and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

If you hold your shares through a bank, broker or other nominee, you may instruct your bank, broker or other nominee to vote your shares by following any separate instructions that the bank, broker or other nominee may provide to you.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed later-dated proxy (including an Internet vote) or by voting by ballot in person at the meeting. The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

If any other matters are properly presented at the meeting for consideration, including a motion to adjourn the meeting to another time or place, the persons named in the form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date this proxy statement was filed, we did not anticipate any other matters would be raised at the meeting.

Stockholders Entitled to Vote

Stockholders at the close of business on July 17, 2008 are entitled to notice of and to vote at the meeting. As of July 17, 2008, there were 26,401,803 shares of common stock issued and outstanding and entitled to notice of and to vote at the meeting.

Quorum

The presence in person or by proxy of the holders of a majority of the shares of common stock issued and outstanding is necessary to constitute a quorum for all matters coming before the meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote — Election of Directors A plurality of the votes duly cast is required for the election of directors; that is, the nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors.

Required Vote — Other Matters Approval of any other matters coming before the meeting requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy. An abstention is counted as a vote against all matters to properly come before the meeting. A broker non-vote is not counted for the purpose of any other matters to properly come before the meeting.

In accordance with the Company’s Restated Certificate of Incorporation, each share of common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by the Company’s transfer agent and registrar.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. In accordance with the regulations of the SEC and the NASDAQ Stock Market, Inc. (“NASDAQ”), we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Diamond stock.

Stockholder Account Maintenance

Our transfer agent is BNY Mellon Shareowner Services. All communications concerning accounts of stockholders of record, including name or address changes and transfer requirements, should be directed to BNY Mellon Shareowner Services, Shareholder Relations, 480 Washington Boulevard, Jersey City, NJ 07310, (888) 328-6005, shrrelations@bnymellon.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Diamond’s business affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed through discussions with the Chief Executive Officer (“CEO”) and other executive officers, and, on at least a quarterly basis, by reviewing materials provided to them and by participating in meetings of the Board and its committees. At each of these meetings the independent directors also meet in executive session without the presence of any members of management. Mr. Bergstein, the Company’s former CEO, is currently non-executive Chairman of the Board. In addition, the Board created the position of Lead Director in May 2006, which is currently held by Mr. Caldwell. The primary duties of the Lead Director are to chair the executive sessions of the Board and serve as a liaison between the CEO and the independent directors. Currently, the Board has an Audit, Compensation and Nominating & Governance Committee. All members of these Committees are non-employee directors and have been determined to be “independent” under NASDAQ rules and “non-employee directors” within the meaning of applicable SEC rules. During fiscal year 2008, all directors attended at least 75% of Board meetings and meetings of the committees on which they served.

While the Board does not have a policy with respect to Board members’ attendance at annual meetings, attendance is strongly encouraged and expected. All of the Company’s Board members attended the Company’s 2007 annual meeting of stockholders.

During fiscal year 2008, the Board of Directors met five times. The table below provides membership and meeting information for each standing Board committee of independent directors*:

Members	Audit Committee	Compensation Committee	Nominating & Governance Committee
Edward R. Anderson	Member	Chair	Member
Donald R. Caldwell**	Chair	Member
Michael E. Mikolajczyk	Member	Member
Michael H. Moskow***
Pauline A. Schneider****	Member		Member
Samuel K. Skinner		Member	Chair
Arnold R. Weber		Member	Member
Number of Meetings in Fiscal Year 2008	11	6	4

*	In addition to the independent directors listed here, the Board has one additional independent director, Mr. Javier Rubio.
**	Mr. Caldwell resigned from the Nominating & Governance Committee on February 22, 2008; he will remain a member of the Audit Committee after Ms. Schneider succeeds him as Chair on September 8, 2008.
***	Mr. Moskow joined the Board on February 22, 2008; he will join the Audit and Nominating & Governance Committees effective September 8, 2008.
****	Ms. Schneider will become Chair of the Audit Committee effective September 8, 2008.

Audit Committee

The Audit Committee’s primary purposes are to: (a) assist the Board in its oversight of (i) the integrity of the Company’s financial statements and internal controls and (ii) the Company’s compliance with legal and regulatory requirements; (b) appoint, retain, approve compensation, review independence and qualifications and oversee all audit and allowable non-audit work of the Company’s external independent auditor; (c) prepare the report of the Audit Committee required to be included in the Company’s annual proxy statement; and (d) perform such other duties as assigned to it from time to time by the Board.

The Board of Directors has determined that each of the members of the Audit Committee (as well as Mr. Moskow who will join the Audit Committee September 8, 2008) is independent as defined by the rules of the SEC and NASDAQ and has sufficient knowledge in financial and accounting matters to serve on the Audit Committee. The Board also has determined that Mr. Caldwell (the Chair of the Committee), Mr. Mikolajczyk, Mr. Anderson and Mr. Moskow (who will join the Audit Committee on September 8, 2008) are each an “audit committee financial expert”, as defined by the applicable securities regulations. The Report of the Audit Committee for the fiscal year ended March 31, 2008 appears below on page 16 of this proxy statement.

The Audit Committee reviews its charter annually and recommends to the Board such revisions as it deems necessary. The Audit Committee charter is available on the Company’s web site at www.diamondconsultants.com in the investor relations section.

Nominating & Governance Committee

The Nominating & Governance Committee’s primary purposes include: (a) identifying individuals qualified to become Board members; (b) recommending to the Board director nominees; (c) recommending to the Board a set of corporate governance principles applicable to the Company; (d) providing guidance with respect to other relevant matters relating to the composition and operation of the Board; and (e) performing such other duties as assigned to it from time to time by the Board.

The Nominating & Governance Committee considers director candidates with diverse experience, knowledge and business judgment with the goal of maintaining a balanced, engaged, independent and collegial Board whose members possess the experience and expertise necessary to ensure the Board’s performance meets all legal requirements and is in accordance with the highest ethical standards.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information, qualifications and consent of the nominee being proposed to the Secretary of the Company not before May 11, 2009 or after June 10, 2009. All director nominations should be made in accordance with the provisions of Section 2.3 of the Company’s Amended and Restated By-Laws, which provides additional information required with respect to the candidate and nominating stockholder. Under such provision, only stockholders entitled to vote may nominate a director candidate.

The Nominating & Governance Committee reviews its charter annually and recommends to the Board such revisions as it deems necessary. The Nominating & Governance Committee charter is available on the Company’s web site at www.diamondconsultants.com in the investor relations section.

Compensation Committee

The Compensation Committee’s primary purposes are to: (a) oversee the administration of the Company’s compensation programs; (b) review and approve the compensation of the Company’s executive officers; (c) review and approve an annual discussion and analysis of executive compensation for inclusion in the Company’s proxy statement as required by the rules and regulations of the SEC; and (d) perform such other duties as assigned to it from time to time by the Board. The Report of the Compensation Committee for the fiscal year ended March 31, 2008 appears below on page 21 of this proxy statement.

The Compensation Committee reviews its charter annually and recommends to the Board such revisions as it deems necessary. The Compensation Committee charter is available on the Company’s web site at www.diamondconsultants.com in the investor relations section.

Director Independence

The Company’s Board of Directors periodically assesses the independence of each of its directors. The Board has determined that directors Anderson, Caldwell, Mikolajczyk, Moskow, Rubio, Schneider, Skinner and Weber are “independent” as defined in the applicable listing standards of NASDAQ. In making its determination, the Board considered the standards of independence set forth in the NASDAQ Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board also considered the following: a longstanding financial investment by Mr. Bergstein, Chairman of the Board, in an investment fund for which Mr. Caldwell performs certain management duties and owns an interest; a proposed investment venture among Messrs. Bergstein, Caldwell and Mikolajczyk to launch a publicly traded “special purpose acquisition vehicle” which has since been abandoned due to market conditions; and fees of $40,455 received by the Company in fiscal year 2008 for consulting work performed by the Company for entities in which Mr. Rubio has an ownership interest. The Board concluded that none of the relationships identified above violated the NASDAQ categories of independence and such relationships did not impair the independence of the respective directors. Moreover, none of the identified relationships was significant enough to require disclosure below pursuant to Item 404 of Regulation S-K under the caption “Director Compensation — Certain Relationships and Related Transactions.”

Communications with the Board

The Board welcomes your questions and comments. The Board has established a process for stockholders to send communications to the Board. If you would like to communicate with a director or certain directors as a group, or if you have a concern related to Diamond’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your written communications to: General Counsel, Diamond Management & Technology Consultants, Inc., Suite 3000 John Hancock Center, 875 North Michigan Avenue, Chicago, Illinois 60611. A stockholder must include his or her name and address in any written communication and must indicate that the sender is a Company stockholder. All such communications, except for solicitations or other matters unrelated to the Company, will be forwarded to or raised with the Board.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

The Board of Directors believes that competitive compensation arrangements are necessary to attract and retain qualified non-employee directors. Directors who are employees receive no additional compensation for serving on the Board (with the exception of Mr. Bergstein who received a Chairman’s Board fee of $40,000 during fiscal year 2008 prior to his retirement at the end of fiscal year 2008). The key components of the director compensation program are an annual retainer of cash and equity and additional compensation to committee chairs, Audit Committee members and the Lead Director. In addition, the Company may pay additional compensation to directors for service on special committees requiring significant additional time.

During fiscal year 2008, the Company paid each non-employee director an annual retainer of $100,000 comprised of $60,000 in equity and $40,000 in cash. Non-employee directors who serve as chairs of standing committees receive an additional annual cash fee of $10,000, and Audit Committee members other than the chair receive an additional annual cash fee of $5,000 to reflect the greater number of meetings required of the Audit Committee. The Lead Director, currently Mr. Caldwell, also receives an additional annual cash fee of $5,000 (scheduled to increase to $10,000 in September 2008). The Company reimburses the directors for customary business expenses incurred but does not pay any separate meeting fees.

The Company makes annual awards of restricted stock or restricted stock units valued at $60,000 to the non-employee directors under the Amended and Restated 1998 Equity Incentive Plan (the “1998 Plan”). Each non-employee director receives his or her equity award and annual cash fees following the Company’s annual meeting. The number of shares or units included in any award is determined in the same manner as for Company employees, with reference to the 10 trading day trailing average closing price of Company common stock. The equity award vests in full after one year.

Non-employee directors may defer all or part of their compensation until the director retires, dies or becomes disabled or otherwise no longer serves as a director. The directors are required to make their deferral elections annually. For fiscal year 2008, Messrs. Skinner and Weber chose to defer the receipt of their equity awards.

In addition, in February 2008, the Board approved the payment of $5,000 to each of the members of a special committee formed to analyze a proposal by Messrs. Bergstein, Caldwell and Mikolajczyk to launch a publicly traded “special purpose acquisition vehicle”.

Director Ownership Guidelines

Each of the directors is required to have an ownership stake in the Company. In addition, the Board’s guidelines for stock ownership provide that each non-employee Board member should acquire within four years of joining the Board, and retain, equity units or shares (including unvested equity) equal to $200,000 until he or she retires, dies or becomes disabled, or otherwise no longer serves as a director. As of March 31, 2008, each of the non-employee directors was in compliance with these ownership guidelines with the exceptions of: (a) Mr. Moskow who has been a Board member for less than one year and is expected to achieve such value within four years and (b) Messrs. Weber and Skinner and Ms. Schneider who hold the equity that they received as directors, but its value had fallen below the guideline at March 31, 2008 due to the volatility in the price of Company stock.

Director Compensation Table

In fiscal year 2008, the Company provided the following compensation to non-employee directors:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(8)	All Other Compensation ($)(9)	Total ($)
Edward Anderson	55,000	(1)	61,379	5,000	121,379
Donald Caldwell	55,000	(2)	61,379		116,379
Alan Kay(3)	40,000		77,725		117,725
Michael Mikolajczyk	45,000	(4)	61,379		106,379
Michael Moskow(5)	30,000		19,246		49,246
Javier Rubio	40,000		61,379		101,379
Pauline Schneider	45,000	(6)	61,379	5,000	111,379
Samuel Skinner	50,000	(7)	61,278	5,000	116,278
Arnold Weber	40,000		61,278	5,000	106,278

(1)	Includes $10,000 for serving as Chair of the Compensation Committee and $5,000 for serving as a member of the Audit Committee.
(2)	Includes $5,000 for serving as Lead Director and $10,000 for serving as Chair of the Audit Committee.
(3)	Mr. Kay resigned from the Board on March 31, 2008. His stock awards amount includes the effect of the acceleration of vesting of his director stock award upon his resignation from the Board.
(4)	Includes $5,000 for serving as a member of the Audit Committee.
(5)	Mr. Moskow joined the Board on February 22, 2008 and received Board compensation for a partial year.
(6)	Includes $5,000 for serving as a member of the Audit Committee.
(7)	Includes $10,000 for serving as Chair of the Nominating & Governance Committee.
(8)	The amounts shown in this column represent the dollar amount recognized by the Company for restricted stock awards for financial statement reporting purposes with respect to fiscal year 2008 and previous fiscal years in accordance with FAS 123R. The amount shown differs from the $60,000 in equity award value received by each non-employee director (as discussed above in “— Compensation of Non-Employee Directors”) because this table shows the total expense recognized by the Company for financial statement purposes under FAS 123R in making each such grant.
(9)	Represents additional compensation provided for service on a special committee formed to analyze a proposed investment venture among Messrs. Bergstein, Caldwell and Mikolajczyk to launch a publicly traded “special purpose acquisition vehicle”.

Certain Relationships and Related Transactions

Mr. Bergstein, the Company’s Chairman and former Chief Executive Officer (Mr. Bergstein resigned as CEO on March 31, 2006 and as an employee on March 31, 2008), indirectly owns a KingAir 350 airplane through a wholly owned corporation that he and others may use from time to time for business-related travel, including travel to and from clients. It is the Company’s policy, as approved by the Audit Committee, to reimburse such business use private airplane travel expenses only when used in connection with Company business and at or below prevailing market rates for private or chartered aircraft. During the period April 1, 2007 through March 31, 2008, the Company reimbursed Mr. Bergstein $186,462 for business-related travel on his airplane. In addition, an employee of the Company performed certain administrative tasks for Mr. Bergstein related to his airplane in fiscal year 2008. Mr. Bergstein paid the Company $1,500 per month for such services or a total of $15,000 for the period April 1, 2007 through January 31, 2008.

At each of its meetings, the Audit Committee (and starting in fiscal year 2009, the Nominating & Governance Committee) reviews and approves, ratifies or disapproves of any proposed transactions or courses of dealings with the Company where executive officers, directors or members of their immediate families, or holders of five percent or more of the common stock or members of their immediate families, have an interest (including all transactions required to be disclosed pursuant to the SEC’s related transactions disclosure requirements). This review includes, but is not limited to, director compensation and expense reimbursement, executive officer perquisites, private aircraft expense reimbursement and any Company revenue or expense related to any executive officers, directors or members of their immediate families, or holders of five percent or more of the common stock or members of their immediate families. The Audit Committee (and starting in fiscal year 2009, the Nominating & Governance Committee) does not maintain a minimum threshold for review and considers any applicable SEC regulations, NASDAQ rules and any impact on the independence of the Company and/or the other party and exercises its best business judgment in reviewing these items.

PROPOSAL 1 — ELECTION OF DIRECTORS

Members of the Board of Directors are divided into three approximately equal classes, one class of which is elected each year for a three-year term to succeed the directors whose terms are expiring. The Board’s nominees whose terms are expiring as Class III directors and who are nominated for re-election at the annual meeting for a three-year term are Edward R. Anderson, Adam J. Gutstein, Michael E. Mikolajczyk and Javier Rubio.

Proxies cannot be voted for a greater number of persons than the number of nominees named. The persons named in the proxy card (and on the Internet web site containing the proxy materials) intend to vote for the re-election of each of these nominees unless you indicate that your vote should be withheld.

If elected, the nominees will continue in office until their successors have been duly elected and qualified or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected, and each has expressed his intention to serve. If on account of death or unforeseen contingencies any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EDWARD R. ANDERSON, ADAM J. GUTSTEIN, MICHAEL E. MIKOLAJCZYK AND JAVIER RUBIO AS CLASS III DIRECTORS.

Class III Director Nominees Whose Terms of Office Expire in 2008:

Edward R. Anderson has served as a Director of the Company since June 1994. Mr. Anderson has been the President of iPoint Systems since 2005. He was Chief Executive Officer of Ambrosia Solutions between 2003 and 2005 and served as Chief Executive Officer of CompuCom Systems, Inc. from July 1993 to July 1999. He also was Chairman and Chief Executive Officer of E-Certify Corp. and TorchQuest, Inc. Mr. Anderson is 61 years old.

Adam J. Gutstein has served as President and Chief Executive Officer of the Company since August 2006, as CEO from April to August 2006 and as a Director since 1999. Mr. Gutstein joined the Company as a Vice President in January 1994, became a member of its Management Committee in July 1998 and served in a number of executive positions prior to being named CEO. Prior to joining the Company, Mr. Gutstein was a vice president at Technology Solutions Company and a manager with Andersen Consulting, now Accenture Ltd. Mr. Gutstein is also a director of Healthaxis, Inc. Mr. Gutstein is 46 years old.

Michael E. Mikolajczyk joined the Company in April 1994 and has served as a member of the Board of Directors since that time. From April 1994 until July 1998, Mr. Mikolajczyk served as the Company’s Senior Vice President, Chief Financial and Administrative Officer. From July 1998 until his departure in August 2001, Mr. Mikolajczyk served in a number of executive positions with the Company, including Vice Chairman, President and Secretary. Following his departure from the Company in 2001 and until August 2004, Mr. Mikolajczyk was an independent consultant. Since September 2004, Mr. Mikolajczyk has served as managing director of Catalyst Capital Management, LLC, a private investment firm. Prior to Mr. Mikolajczyk’s service with the Company, Mr. Mikolajczyk held several senior financial and corporate development positions at MCI Telecommunications Corporation. Mr. Mikolajczyk is also a director of Rubicon Technology, Inc., Accume Partners and LiquidHub, Inc. Mr. Mikolajczyk is 56 years old.

Javier Rubio has served as a Director of the Company since the consummation of the business combination between the Company and Cluster Consulting in November 2000. Mr. Rubio currently is the President and a director of Nauta Capital, a venture capital firm. From November 2000 through June 2003, Mr. Rubio served as the Company’s President, Europe and Latin America. On June 30, 2003, Mr. Rubio resigned as an employee of the Company. Mr. Rubio founded Cluster Consulting in 1993, serving as its Chairman and Chief Executive Officer until November 2000. Prior to founding Cluster Consulting, Mr. Rubio held several senior positions with other consulting firms, including seven years in various positions with the MAC Group (Gemini Consulting) and the Monitor Company. Mr. Rubio is 47 years old.

Class I Directors Whose Terms of Office Continue until 2009:

Donald R. Caldwell has served as a Director of the Company since June 1994 and in May 2006 was appointed as the Board’s Lead Director. In March 1999, Mr. Caldwell founded and presently serves as Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc. From February 1996 to March 1999, Mr. Caldwell was President and Chief Operating Officer and a director of Safeguard Scientifics, Inc. Prior to that time, Mr. Caldwell held various executive and management positions with several companies, including a predecessor company of Cambridge Technology Partners (Massachusetts), Inc. and Arthur Young & Co., a predecessor of Ernst & Young LLP. Mr. Caldwell also serves as a director of Quaker Chemical Corporation, Rubicon Technology, Inc. and Voxware, Inc., in addition to a number of privately held companies and civic organizations. Mr. Caldwell is 62 years old.

Michael H. Moskow has served as a Director of the Company since February 2008. Mr. Moskow is Vice Chairman and a Senior Fellow for the global economy at the Chicago Council on Global Affairs. He served as President and CEO of the Federal Reserve Bank of Chicago from 1994 to 2007. In addition, Mr. Moskow served for fourteen years in senior management positions at three Chicago corporations. He also served as deputy U.S. trade representative with the rank of ambassador, under secretary of labor, director of the Council on Wage and Price Stability, assistant secretary for policy development and research at the Department of Housing and Urban Development and senior staff economist at the Council of Economic Advisors. He also taught international business at Northwestern University. Mr. Moskow is a member of the boards of directors of Discover Financial Services, Northern Funds and Commonwealth Edison. In addition, Mr. Moskow is a trustee of Lafayette College, board member and former chairman of the National Bureau of Economic Research and serves on the boards of Northwestern Memorial Foundation and World Business Chicago, among others. Mr. Moskow is 70 years old.

Samuel K. Skinner has served as a Director of the Company since September 2003. Mr. Skinner currently serves as an Adjunct Professor of Management and Strategy at the Kellogg School of Management at Northwestern University. He is also “of counsel” to the law firm of Greenberg Traurig, LLP. Mr. Skinner was President and Chief Executive Officer of U.S. Freightways, a major transportation and logistics service provider, from July 17, 2000 and Chairman of its Board from January 1, 2001 until his retirement in May of 2003. From October 1998 through July 2000, Mr. Skinner was a partner and Co-Chairman of the law firm Hopkins & Sutter. From February 1993 to April 1998, Mr. Skinner was President and a director of Commonwealth Edison Company. Prior to joining Commonwealth Edison, Mr. Skinner served as Chief of Staff to President George H. W. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley Austin LLP. Mr. Skinner is also a director of Express Scripts, Inc., APAC Customer Services, Inc., Navigant Consulting, Inc. and the Chicago Board Options Exchange Inc. He is also involved with numerous charitable and civic organizations. Mr. Skinner is 70 years old.

Arnold R. Weber has served as a Director of the Company since April 2005 and was previously a member of the Company’s Board of Directors from November 1999 until September 2003. Mr. Weber has been President Emeritus of Northwestern University since July 1998 and was its 14th president from 1984 to 1994. From 1995 to 1999 he served as President of the Civic Committee of the Commercial Club of Chicago, a leading business and civic organization. Mr. Weber has been a member of the faculty at the Graduate School of Business at the University of Chicago, Stanford University and the Massachusetts Institute of Technology. Mr. Weber is a trustee of the Museum of Science and Industry. He has received honorary degrees from various universities including Notre Dame, the University of Colorado, Loyola University of Chicago, Northwestern University and the University of Illinois. Mr. Weber also has served on the boards of several public corporations, including PepsiCo, Inc., Deere & Company, Aon Corporation and the Tribune Company. Mr. Weber is 78 years old.

Class II Directors Whose Terms of Office Continue until 2010:

Melvyn E. Bergstein has served as a Director of the Company since 1994 when the Company was founded. Since April 1, 2008, Mr. Bergstein has served as non-executive Chairman of the Company’s Board of Directors, after having served as its executive Chairman from April 1, 2006 through March 31, 2008. Mr. Bergstein also served as Chief Executive Officer of the Company from 1994 through March 31, 2006. Prior to the Company’s inception, Mr. Bergstein held several senior executive positions with Technology Solutions Company from 1991 to 1993. Prior to that time, Mr. Bergstein held several senior positions with other consulting firms, including 21 years in various positions with Andersen Consulting, now Accenture Ltd. Mr. Bergstein is a director of Simon Property Group Inc., a publicly traded real estate investment trust. He also serves on the boards of several not-for-profit organizations. Mr. Bergstein is 66 years old.

Pauline A. Schneider has served as a Director of the Company since December 2003. Ms. Schneider has been a partner at the law firm of Orrick, Herrington & Sutcliffe LLP since 2006. Prior thereto, Ms. Schneider was a partner at the law firm of Hunton & Williams LLP from 1985 to 2006. Ms. Schneider specializes in capital finance and real estate. Ms. Schneider also serves as a director of Pepco Holdings, Inc. and is active on the boards of several not-for-profit organizations ranging from the arts to health care to public policy. Ms. Schneider is 65 years old.

John J. Sviokla joined the Company in September 1998 as a Vice President and became a member of the Company’s Board of Directors in August 1999. Since April 1, 2000, Mr. Sviokla has served as Vice Chairman of the Company. Prior to joining the Company, Mr. Sviokla was a professor at the Harvard Business School from October 1986 to August 1998. His pioneering work on “Marketspace” established Harvard’s first course on electronic commerce. He co-authored the seminal articles “Managing in the Marketspace” and “Exploiting the Virtual Value Chain,” both appearing in the Harvard Business Review. Mr. Sviokla has authored over 100 articles, cases, videos and tele-seminars, edited books and been a consultant to large and small companies around the world. He has been a frequent speaker at executive forums and a guest professor at many universities including the Kellogg School of Management at Northwestern University, MIT, The London Business School, the Melbourne Business School and the Hong Kong Institute of Science and Technology. Mr. Sviokla also serves as a director of AMICAS, Inc. Mr. Sviokla is 51 years old.

COMMON STOCK OWNERSHIP

Certain Beneficial Owners

The following table lists the beneficial ownership of those persons or groups known to the Company (based solely on filings with the SEC) to be the beneficial owner of more than five percent of the Company’s common stock (the Company’s only class of stock outstanding) as of May 31, 2008 (except as noted). As of May 31, 2008, there were 28,865,006 shares of common stock issued and outstanding (includes unvested restricted stock and restricted stock units subject to vesting based on continued service as well as shares that may be acquired upon exercise of stock options and stock appreciation rights within 60 days after May 31, 2008 by the directors, director nominees and members of senior management whose compensation is required to be disclosed in the Company’s proxy statement (“Named Executive Officers”) listed below).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
FMR LLC(2) 82 Devonshire Street, Boston, Massachusetts 02109	4,594,574	15.9

Artisan Partners Limited Partnership(3) 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	3,617,203	12.5

BlackRock, Inc.(4) 40 East 52nd Street, New York, NY 10022	2,809,022	9.7

Luther King Capital Management Corporation(5) 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102	1,810,050	6.3

(1)	Based on 28,865,006 shares of common stock issued and outstanding, which includes unvested restricted stock and restricted stock units subject to vesting based on continued service as well as shares that may be acquired upon exercise of stock options and stock appreciation rights within 60 days after May 31, 2008 by the directors, director nominees and Named Executive Officers listed below.
(2)	Based on Schedule 13G/A filed by FMR LLC on February 14, 2008 on behalf of its corporate group, including 2,863,929 shares held by the Fidelity Small Cap Stock Fund.
(3)	Based on a Schedule 13G/A filed by Artisan Partners Limited Partnership on February 13, 2008 on behalf of its affiliated group.
(4)	Based on a Schedule 13G/A filed by BlackRock, Inc. on July 15, 2008 on behalf of its corporate group, whose investment advisor subsidiaries are the holders of Company stock.
(5)	Based on a Schedule 13G/A filed by Luther King Capital Management Corporation on January 18, 2008.

Directors, Director Nominees and Named Executive Officers

The following table lists the beneficial ownership of common stock as of May 31, 2008 held by each director, nominee for director and executive officer as well as the directors, director nominees and executive officers as a group. As of May 31, 2008, there were 28,865,006 shares of common stock issued and outstanding. Except as otherwise indicated below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Edward R. Anderson	80,258	*
Melvyn E. Bergstein(3)	1,147,376	4.0
Karl E. Bupp	478,210	1.7
Donald R. Caldwell	66,046	*
Adam J. Gutstein(4)	490,205	1.7
Alan C. Kay(5)	139,826	*
William R. McClayton(6)	257,672	*
Michael E. Mikolajczyk	256,784	*
Michael H. Moskow	8,197	*
Javier Rubio	1,325,041	4.6
Pauline A. Schneider	34,565	*
Samuel K. Skinner	37,524	*
John J. Sviokla	184,957	*
Stephen Warrington(7)	90,914	*
Thomas E. Weakland(8)	201,546	*
Arnold R. Weber	24,608	*
All directors, director nominees and executive officers as a group (16 persons)	4,823,729	16.7

*	Represents less than 1% of issued and outstanding shares of common stock.
(1)	Includes unvested restricted stock and restricted stock units subject to vesting based on continued service as well as shares the beneficial owner may acquire upon exercise of stock options and stock appreciation rights within 60 days after May 31, 2008 as shown in the Total Beneficial Ownership Detail table below.
(2)	Based on 28,865,006 shares of common stock issued and outstanding, which includes unvested restricted stock and restricted stock units subject to vesting based on continued service for the listed beneficial owners as well as shares the beneficial owners may acquire upon exercise of stock options and stock appreciation rights within 60 days after May 31, 2008.
(3)	Includes approximately 45,000 shares held in a brokerage account subject to a margin arrangement.
(4)	Includes 32,143 shares held in trust for the benefit of Mr. Gutstein’s children for which he is not disclaiming beneficial ownership.
(5)	Mr. Kay resigned from the Board on March 31, 2008.
(6)	Mr. McClayton resigned as Chief Administrative Officer and Secretary of the Company on March 31, 2008 and ceased to be an executive officer on such date.
(7)	Mr. Warrington became a named executive officer in fiscal year 2009.
(8)	Mr. Weakland became a named executive officer in fiscal year 2009.

Total Beneficial Ownership Detail:

Name of Beneficial Owner	Stock	Stock Options/ Stock Appreciation Rights	Restricted Stock Units	Restricted Stock	Total
Edward R. Anderson	64,912	12,334		3,012	80,258
Melvyn E. Bergstein	1,019,404	124,960		3,012	1,147,376
Karl E. Bupp	335,734	76,754	65,222	500	478,210
Donald R. Caldwell	49,834	13,200		3,012	66,046
Adam J. Gutstein	211,500	94,735	183,470	500	490,205
Alan C. Kay	129,226	10,600			139,826
William R. McClayton	95,704	67,530	93,938	500	257,672
Michael E. Mikolajczyk	253,772			3,012	256,784
Michael H. Moskow	2,733			5,464	8,197
Javier Rubio	1,317,029	5,000		3,012	1,325,041
Pauline A. Schneider	20,086	11,467		3,012	34,565
Samuel K. Skinner	20,898	10,600	6,026		37,524
John J. Sviokla	39,675	86,681	58,101	500	184,957
Stephen Warrington(1)	5,004	11,147	74,763		90,914
Thomas E. Weakland(2)	50,742	76,057	74,247	500	201,546
Arnold R. Weber	6,236	7,040	11,332		24,608
All directors, director nominees and executive officers as a group (16 persons)	3,622,489	608,105	567,099	26,036	4,823,729

(1)	Mr. Warrington became a named executive officer in fiscal year 2009.
(2)	Mr. Weakland became a named executive officer in fiscal year 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% owners”) to file reports of ownership and changes in ownership of such securities with the SEC. Executive officers, directors and 10% owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon our review of such forms, for fiscal year 2008, we identified two separate transactions on a Form 4 for Mr. Mikolajczyk that were filed late relating to dividend reinvestment purchases by the trustee of his individual retirement account for fiscal years 2007 and 2008.

AUDIT COMMITTEE REPORT

The Audit Committee: (1) reviewed and discussed with management the Company’s audited financial statements and internal controls for the fiscal year ended March 31, 2008; (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and (4) discussed with the auditors the auditors’ independence.

Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended March 31, 2008, be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

The Audit Committee:

Donald R. Caldwell, Chair

Edward R. Anderson

Michael E. Mikolajczyk

Pauline A. Schneider

PRINCIPAL ACCOUNTANT FEES AND SERVICES

KPMG LLP, the Company’s independent registered public accounting firm, audited the Company’s financial statements for the fiscal year ended March 31, 2008. KPMG LLP received fees for such professional audit services as well as certain other services. The Audit Committee has established a pre-approval policy for services to be performed by KPMG LLP. Under this policy, the Audit Committee approves specific engagements when the engagements have been presented in reasonable detail to the Audit Committee before services are undertaken.

The fees for services provided by KPMG LLP (all of which were pre-approved by the Audit Committee) to the Company in fiscal years 2008 and 2007 were as follows:

Audit Fees were $680,050 and $808,000 for fiscal years 2008 and 2007, respectively. Included in this category are fees for the annual financial statement audit, quarterly financial statement reviews, any audits required by regulatory bodies, statutory audits and comfort letters.

Audit-Related Fees were $0 and $0 for fiscal years 2008 and 2007, respectively.

Tax Fees were $63,474 and $55,942 for fiscal years 2008 and 2007, respectively. These fees include charges for various federal, state, local and international tax compliance and research projects.

All Other Fees were $0 and $0 for fiscal years 2008 and 2007, respectively.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED AUDITORS

Stockholders will be asked to ratify the appointment by the Audit Committee of KPMG LLP as the Company’s independent registered auditors for fiscal year 2009. The Audit Committee appoints, retains, approves compensation, reviews the independence and qualifications and oversees all audit and allowable non-audit work of the Company’s independent registered auditors. The Audit Committee also has the authority to replace the Company’s independent registered auditors.

The ratification of the appointment of the independent registered auditors requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting provided that a quorum is present at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of KPMG LLP as the Company’s independent registered auditors for the fiscal year ending March 31, 2009, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

Representatives from KPMG LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. The KPMG LLP representatives will be given an opportunity to make a statement if they so desire.

PROPOSAL 3 — ADOPTION OF AN EMPLOYEE STOCK PURCHASE PLAN

Stockholders will be asked to approve our new employee stock purchase plan, the Diamond Management & Technology Consultants, Inc. Employee Stock Purchase Plan (the “Purchase Plan”).

The Company currently maintains an employee stock purchase plan that is due to expire and terminate on April 21, 2009. Because the Board has determined that it is in the Company’s and its stockholders’ best interests to continue providing employees an opportunity to acquire an equity interest in the Company, the Board recommends adopting the new Purchase Plan effective April 22, 2009. A total of 3,000,000 shares of our common stock will be made available for purchase under the Purchase Plan.

Vote Required

In order to pass, this proposal requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be considered shares entitled to vote with respect to this proposal and will not be counted as votes for or against the proposal to approve the Purchase Plan.

Description of the Employee Stock Purchase Plan

The following is a summary of the principal features of the Purchase Plan and its operation. The summary is qualified in its entirety by reference to the Purchase Plan, a copy of which is attached as Appendix A to this proxy statement.

General.  The Purchase Plan was adopted by the Board on July 23, 2008, subject to stockholder approval at the annual meeting. The purpose of the Purchase Plan is to provide employees with an opportunity to purchase shares of our common stock through accumulated payroll deductions. The Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (“Code”). Prior to the adoption of the Purchase Plan, we maintained a similar employee stock purchase plan, the DiamondCluster International, Inc. Amended and Restated Employee Stock Purchase Plan, which expires and terminates by its own terms on April 21, 2009.

Administration.  The Company’s Executive Management Committee or one or more individuals as may be appointed by the committee (referred to as the “Plan Administrator”) administers the Purchase Plan. All questions of interpretation or application of the Purchase Plan are determined by the Plan Administrator and its decisions are final, conclusive and binding upon all participants. The Company will pay all costs and expenses incurred in administering the Purchase Plan, and all payroll deductions under the Purchase Plan will be credited to a non-interest bearing account.

Eligibility.  Each of our employees and the employees of our participating subsidiaries is eligible to participate in the Purchase Plan. However, an employee cannot be granted any rights to purchase shares under the Purchase Plan to the extent that (i) immediately after the grant, such employee would own 5% or more of the total combined voting power or value of all classes of our capital stock or the capital stock of one of our subsidiaries, or (ii) the employee’s rights to purchase stock under all of our employee stock purchase plans accrue at a rate that exceeds $6,250 worth of our stock (determined at the fair market value of the shares at the time such option is granted) for each purchase period in which such rights are outstanding.

Purchase Period.  The Purchase Plan provides for consecutive, non-overlapping three-month purchase periods. Unless the Plan Administrator determines otherwise, the offering periods generally end on the last business day in each January, April, July and October. At the beginning of each purchase period, each participant is deemed to have been granted an option to purchase shares of Company common stock. The option is automatically exercised on the last trading day of the purchase period, and the amounts deducted and accumulated by the participant are used to purchase shares.

Participation.  To participate in the Purchase Plan, an eligible employee must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions must be in whole percentages not to exceed 10% of a participant’s compensation during the purchase period. Once an employee becomes a participant in the Purchase Plan, the employee automatically will participate in each successive purchase period until the employee’s employment terminates, or until the employee elects to terminate participation in the Purchase Plan.

Enrollment Period.  Eligible employees remain enrolled for 24 months after the applicable grant date unless the employee changes the amount of his or her payroll deduction or withdraws from the Purchase Plan.

Purchase Price.  Shares of our common stock may be purchased under the Purchase Plan at a purchase price equal to 100% of the lesser of the fair market value of the common stock on (i) the first trading day of the enrollment period or (ii) the last trading day of the purchase period. The fair market value of our common stock on any relevant date will be the average closing price per share as quoted on the NASDAQ Global Market System for the ten trading days preceding the applicable trading day.

Purchase of Shares.  The number of shares of our common stock that a participant may purchase at the end of a purchase period will be determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase period by the purchase price; provided, however, that a participant may not purchase more than a number of shares determined by dividing $6,250 by the fair market value of a share on the first trading day of the enrollment period. During the purchase period, a participant may elect to increase or decrease his or her payroll deductions once during such purchase period. All payroll deductions made for a participant are credited to the participant’s account under the Purchase Plan and are included in our general funds. Funds received by us pursuant to exercises under the Purchase Plan are also used for general corporate purposes. A participant may not make any additional payments into his or her account.

Withdrawal.  A participant may elect to withdraw from his or her payroll deduction election during a purchase period and designate that deductions to date either be used to purchase shares upon the next purchase date or refunded, without interest.

Termination of Employment.  Upon termination of a participant’s employment for any reason, including disability or death, the payroll deductions credited to the participant’s account (to the extent not used to make a purchase of our common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, and the participant’s option will automatically be terminated.

Adjustments;  Change of Control. In the event that any change to the outstanding common stock occurs (whether by reason of any recapitalization, stock dividend, stock split, exchange or combination of shares or other change in corporate structure), the Plan Administrator will make adjustments to preserve the benefits under the Purchase Plan. These may include appropriate adjustments to:

•	the number and class of securities that may be issued or delivered under the Purchase Plan;

•	the number of securities purchasable per participant during any Purchase Plan offering; or

•	the purchase price per share.

It is intended that any adjustments will prevent any dilution or enlargement of rights under the Purchase Plan. In the event of various corporate events such as our dissolution or liquidation, or a merger, or a sale of all or substantially all of our assets, the Company will either require each outstanding option to be assumed or substituted, unless the Purchase Plan is terminated.

Amendment and Termination of the Purchase Plan.  The Purchase Plan may be amended by the Company’s Executive Management Committee, provided that such amendment neither increases nor decreases the number of shares in the Purchase Plan nor causes the Purchase Plan to violate Code Section 423. The Purchase Plan, by its terms, shall terminate upon the earliest of: (i) April 30, 2019, (ii) the date no more shares remain to be purchased under the Purchase Plan, or (iii) the termination of the Purchase Plan by the Board, in its sole discretion, as of any date.

New Plan Benefits.  Participation in the Purchase Plan is voluntary and depends on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the employee stock purchase plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. We cannot determine the benefits that our executive officers and other employees may receive under the Purchase Plan. No purchases have been made under the Purchase Plan since its adoption by the Board.

Federal Income Tax Considerations

The following summary of the effect of U.S. federal income taxation upon the participants and the Company with respect to the shares purchased under the Purchase Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Code Sections 421 and 423. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon his or her holding period. If the shares are sold or otherwise disposed of more than two years from the first trading day of the applicable purchase period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of: (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (ii) the excess of the fair market value of the shares on the first trading day of the applicable purchase period over the purchase price. Any additional gain would be treated as long-term capital gain.

If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition would be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Information Regarding Equity Compensation Plans

The following table sets forth information with respect to securities authorized for issuance under our equity compensation plans as of March 31, 2008:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1)) (3)
Equity Compensation Plans Approved by Security Holders	7,001,690	$10.63	19,537,777
Equity Compensation Plans Not Approved by Security Holders

Total	7,001,690		19,537,777

(1)	Includes 3,679,376 shares issuable upon vesting of outstanding stock awards and 1,987,305 stock-settled stock appreciation rights.
(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding options, warrants and rights which have no exercise price.
(3)	Includes 1,069,182 shares available for future issuance under the Company’s current Employee Stock Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC. EMPLOYEE STOCK PURCHASE PLAN.

COMPENSATION COMMITTEE REPORT

The Compensation Committee consists of the five directors named below, each of whom meets the independence standards of the Company’s Corporate Governance Guidelines, NASDAQ listing standards and applicable securities laws.

The Committee has overall responsibility for:

•	determining the compensation and benefits of the Named Executive Officers;

•	determining the aggregate pool of cash bonus and equity award compensation for other members of senior management;

•	designing, with the active assistance of management and the Committee’s consultants (if any), the Company’s executive compensation programs;

•	overseeing the Company’s equity compensation plans and programs;

•	periodically establishing the CEO’s goals and objectives and reviewing the CEO’s performance relative to such goals and objectives; and

•	reviewing the Compensation Discussion and Analysis required by SEC regulations with management and, if appropriate, recommending its inclusion in the Company’s proxy statement.

The Committee has the authority to engage an independent compensation consultant or other advisors. In fiscal year 2008, the Committee engaged Frederic W. Cook & Co., Inc. to advise the Committee regarding the Company’s historic versus planned mix of cash and equity compensation for senior management. The Company had hired Frederic W. Cook & Co., Inc. in the past prior to fiscal year 2007 to advise the Company; however, management of the Company agreed with the Committee in fiscal year 2007 to cease engaging Frederic W. Cook & Co., Inc. It is the Committee’s policy that any compensation consultant it may hire should not be working for management unless requested by the Committee Chair, should receive no compensation from the Company other than for its work in advising the Committee and should maintain no other economic relationship with the Company.

The Committee held 6 meetings during fiscal year 2008. The meetings were intended, among other things, to facilitate and encourage discussion between Committee members, executive management and other Company personnel involved in compensation matters.

We reviewed and discussed with management the Compensation Discussion and Analysis below. Based on our review and these discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:

Edward R. Anderson, Chair

Donald R. Caldwell

Michael E. Mikolajczyk

Samuel K. Skinner

Arnold R. Weber

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2008, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the SEC rules and regulations.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion is intended to supplement the more detailed information concerning executive compensation that appears in the tables and the accompanying narrative that follow this discussion. The Company seeks to provide an understanding of its compensation practices and the decisions made concerning the compensation payable to executive officers, including the Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the Summary Compensation Table, or the Named Executive Officers. Two of the Company’s Named Executive Officers ceased to be classified as such at the conclusion of fiscal year 2008: Messrs. Bergstein and McClayton. For fiscal year 2009, they are replaced on the Named Executive Officer list by Stephen Warrington, Vice President and Managing Partner — United Kingdom and India, and Thomas Weakland, Vice President and Managing Partner — Healthcare. The following discussion may also refer to a “partner”, which is an internal Company designation or title only and does not refer to a partner of a general or limited partnership. All partners are vice presidents of the Company. The partners have also adopted a partners’ operating agreement which contains a partner compensation program. Such program is subject to the authority and discretion of the Committee and has been filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

The Compensation Committee of the Board of Directors, referred to in this section as the Committee, plays a key role in designing and administering the executive compensation programs. All principal elements of compensation paid to executive officers are subject to approval by the Committee. Company senior management assists the Committee by supplying data and legal analysis, and certain members of senior management (including the CEO) attend Committee meetings, except for the executive session portion of meetings where management is excluded.

The Committee generally does not rely on benchmarking against an industry peer group in setting compensation. The Company competes against privately held consulting firms, small boutique consulting firms, publicly traded consulting companies (or divisions within them) and foreign consulting firms. The Committee does not believe that comprehensive and reliable compensation data is available for many of the competitors. In addition, the Committee focuses particular attention on the internal equity of executive officer compensation as it compares to the compensation of partners who are not executive officers. Accordingly, the Committee has concluded that, at this time, although the Committee may review and discuss certain limited data from available sources, it is not in the interests of the Company to design or follow a compensation system tied to peer compensation data.

Objectives

The Company operates in the competitive management consulting industry, and it depends on the knowledge, skills, experience and talent of its senior management to execute business strategies and create long-term stockholder value. The Company’s business strategies are fundamentally based on the quality of its employees, client relationships and intellectual capital. To achieve a high level of quality across these dimensions, the Company emphasizes teamwork, both in its service delivery model and also in its compensation program. As a result, the program is biased toward rewarding the partner group, including the Named Executive Officers, as a team and reflecting appropriate internal equity.

The principal objectives of the executive compensation program, which are the same objectives that guide the Company in establishing compensation programs for all employees, are to:

•	retain the team of partners which has made major contributions to the Company’s success;

•	attract highly qualified partners to strengthen that team;

•	motivate partners to achieve corporate objectives as well as individual goals;

•	reflect internal equity and foster teamwork;

•	link pay with performance; and

•	align the interests of partners with those of stockholders.

Principal Elements of Compensation and Total Direct Compensation

The partners’ compensation program consists of three major elements: base salary, annual cash bonus and annual equity awards. Although all three of these elements are integrated into the compensation program, each element is intended to achieve different objectives:

•	Base salaries provide a level of fixed compensation that is intended to assist in employee retention and recruitment;

•	Cash bonuses provide additional motivation for the achievement of objectives at the corporate and individual levels; and

•

Equity awards also reward corporate and individual performance, while at the same time linking those rewards to the Company’s long-term success and the long-term interests of stockholders. Because the partner equity awards are subject to vesting over four to five years, they encourage executives to remain employees and work toward creating long-term stockholder value.

In addition, when making compensation decisions, the Committee considers key financial measurements such as Company revenue, operating margins, earnings per share, free cash flow from operating activities and total shareholder return as well as strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation, globalization, leadership, mentoring, training and supporting Company values.

Base Salary

The base salaries of executive officers are set at levels intended to be competitive with other companies engaged in the consulting industry and with other businesses of comparable size and scope that compete for executive talent. The Committee also considers the scope of the duties and responsibilities of each individual’s position and their level of experience.

In addition, base salaries of executive officers are set at levels intended to create internal equity when compared to the salaries of partners who are not executive officers. The Company strongly believes that those partners who are managing the Company as executive officers (some of whom were previously partners in the consulting practice directly serving clients) should not receive compensation at a level which is disproportionate to the compensation of the other partners. Therefore, the Company maintains a base salary schedule for all partners and follows the general guideline that the base salary of the CEO should not exceed three times the base salary of an entry-level consulting partner.

The Committee reviews base salaries of the CEO and the other executive officers annually and makes adjustments in light of past individual performance and the potential for making significant contributions in the future. The Committee generally considers both individual performance factors and overall Company performance in a particular year in determining base salary levels.

Cash Bonuses

For each performance year, the Committee determines the cash bonus pool, if any, for the partners, including the Named Executive Officers. The Committee reviews the cash bonus pool for the fiscal year first on a preliminary basis in February and then on a final basis in April after the close of the fiscal year. Generally, cash bonuses are only paid to partners if there are sufficient earnings to first provide for a return to the stockholders and bonuses to non-partner employees. The Committee uses this guideline to help it determine the appropriate cash bonus pool for the partners, if any.

Individual allocations of the pool to individual partners are based on a combination of corporate and individual performance criteria, as follows:

•

Named Executive Officers.  The individual allocations of the bonus pool to the Named Executive Officers are determined by the Committee and are based on the financial performance of the Company as well as individual qualitative performance factors. For the Named Executive Officers, the Committee considers Company performance against the Board-approved operating plan, achievement of significant strategic goals or transactions, stockholder return, leadership displayed and any other factors deemed significant by the Committee.

•

Other Partners.  The individual allocations of the bonus pool to other partners are based on financial performance of the Company, individual financial performance criteria (such as revenue growth, project contribution margins and cash collections), as well as individual qualitative performance factors such as leadership and mentoring. These partner individual allocation decisions are delegated to senior management.

For fiscal year 2006, no cash bonuses were paid to the partners, including the Named Executive Officers. For fiscal year 2007, $1.75 million was paid to the partners, excluding the Named Executive Officers, and $156,085 was paid to the Named Executive Officers, both on April 30, 2007. For fiscal year 2008, no cash bonuses were paid to the partners, including the Named Executive Officers. A cash bonus recipient generally must be employed on the payment date to receive a cash bonus.

Equity Awards

Equity awards take the form of grants under the 1998 Plan (and subsequent to its expiration, the 2000 Stock Option Plan) which is overseen by the Committee. The 1998 Plan authorizes a variety of equity incentive awards. The Committee granted restricted stock units to Named Executive Officers and partners with respect to performance for fiscal year 2007. The Committee granted a combination of restricted stock units and stock appreciation rights to Named Executive Officers and partners with respect to performance for fiscal year 2008.

As with the cash bonus pool, the Committee reviews the aggregate dollar value of the equity award pool, in terms of grant-date compensation cost, for the fiscal year first on a preliminary basis in February and then on a final basis in April after the close of the fiscal year. The individual allocations of the equity award pool are determined consistent with, and in conjunction with, cash bonuses. Although the Committee delegates individual equity allocation decisions for partners to senior management, the Committee determines the specific allocations for each Named Executive Officer. The Committee expects to approve equity awards for each year, including years for which no cash bonus is paid.

Any equity awards are generally granted within the first 30 days of the fiscal year following the performance year. Once granted and accepted, these awards are subject to vesting over a four or five- year period, in equal semi-annual installments. The Committee chose a five-year vesting schedule with respect to performance for fiscal year 2007 and a four-year vesting schedule with respect to performance for fiscal year 2008. Except as otherwise provided in the award agreement, the participant must be employed on a vesting date to receive the applicable portion of the award.

The Board of Directors has approved, upon the recommendation of the Committee, the Equity Compensation Award Policy and Grant Procedures to govern the granting of equity awards, including any made to Named Executive Officers and partners (see “Equity Award Grant Practices” below on page 26 of this proxy statement for a further description of such policy).

Total Direct Compensation

The Committee also reviews “total direct compensation”, in addition to the individual elements of compensation, when assessing the competitiveness and appropriateness of the Company’s pay practices. Total direct compensation for a given performance year consists of base salary, any annual cash bonus earned and the value of any equity award granted with respect to performance during the last fiscal year. Cash bonuses and equity awards with respect to performance in a given year are paid or granted in the following year. Under the federal securities laws applicable to proxy statements, equity awards for a given fiscal year that are granted in the following fiscal year are not reflected in the Summary Compensation Table; rather, the table reflects the compensation expense recorded for all such equity awards in the Company’s financial statements as of the end of a fiscal year (and, thus, would not recognize any equity awards that had not been granted as of the end of the fiscal year). As a result, the equity compensation disclosed in the Summary Compensation Table represents the currently recognized portion of equity awards made during the last fiscal year and over a number of prior years, and not necessarily the value of an equity award granted for performance for a fiscal year.

The amounts of total direct compensation earned by the Named Executive Officers for fiscal years 2008 and 2007 are shown in the Supplemental Table on page 31 below to illustrate the Committee’s calculation of total direct compensation earned in each such fiscal year.

Other Elements of Compensation

Retirement and Health and Welfare Benefits

The Company has never had a traditional or defined benefit pension plan. The Company maintains a 401(k) retirement plan in which all employees may participate on the same terms, with the exception that partners do not receive any Company matching payments. Any Company contribution to the 401(k) retirement plan is discretionary and has been equal to fifty cents for each dollar contributed by employees up to 3% of the participant’s compensation for fiscal years 2006, 2007 and 2008. Such contributions are immediately and fully vested. The Company’s current policy prohibits partners (including the Named Executive Officers) from receiving Company contributions made to 401(k) accounts. If this policy were to change, such contributions would be shown in the “All Other Compensation” column of the Summary Compensation Table below. Executive officers participate in health and welfare benefit plans on the same terms as other employees.

Under the partner compensation program, the Company has a policy providing vesting of certain unvested equity upon retirement. If a partner, including a Named Executive Officer, retires at or after (i) age 62 or (ii) age 50 where such partner was a partner for at least five consecutive years, then the retiring partner’s unvested equity awards immediately and fully vest. The only exception is for unvested equity awards granted in the three years prior to retirement and after March 31, 2007, in which case a pro-rata portion of the unvested equity vests based on the number of months elapsed between grant date and retirement date.

Employment, Severance and Change-in-Control Agreements

All employees sign standard employment agreements designed, among other things, to protect the confidential information of the Company and its clients and to impose certain non-solicitation obligations on employees during their employment and for a reasonable period after leaving the Company. Nevertheless, employees remain “at-will” employees and are not contractually entitled to severance or change-in-control benefits.

The Company’s general policy on severance for partner-level employees, including Named Executive Officers, is to provide salary continuation for up to six months in the case of involuntary termination without cause. However, each case is reviewed on an individual basis and the Company may provide additional severance in the case of involuntary termination without cause or provide severance in a negotiated voluntary resignation situation where the Company believes it is in its interest to do so.

The Company does not have a policy regarding cash payments in the event of a change-in-control or “golden parachute” arrangements. However, the partner compensation program provides that, in respect of equity, in the event a partner is terminated within 18 months following a change-in-control, other than a termination for cause or one that is voluntary and not for “good reason”, such partner’s unvested equity shall be immediately and automatically vested.

Personal Benefits

The Named Executive Officers receive a limited number of personal benefits. The Company pays the premiums for employee term life insurance policies. The dollar value of such premiums for the Named Executive Officers for fiscal year 2008 is disclosed as a personal benefit.

Pursuant to the decision of the Board of Directors at the time Mr. Gutstein was named CEO, the Company requires Mr. Gutstein to maintain a residence in Chicago, Illinois near corporate headquarters. Mr. Gutstein procured a rental apartment for which the Company reimburses the cost. In fiscal year 2008, the cost was $64,636. Included in this amount are travel between Chicago and Mr. Gutstein’s main residence in Vermont as well as meals and incidental expenses while in Chicago. Portions of these various reimbursements may be taxable income to Mr. Gutstein under applicable tax laws. As a result, the Board of Directors also approved a tax gross-up payment to Mr. Gutstein related to these reimbursements. Such payment was $51,731 in fiscal year 2008.

The incremental cost of these personal benefits is disclosed in the “All Other Compensation” column of the Summary Compensation Table on page 30 of this proxy statement.

Equity Award Grant Practices

The Board of Directors has approved, upon the recommendation of the Committee, the Equity Compensation Award Policy and Grant Procedures to govern the granting of equity awards, including any made to Named Executive Officers and partners. This policy covers all equity compensation awards of any type, including restricted stock units and stock appreciation rights. The policy provides for three types of grants to employees:

•	New hire grants made to employees based on a percentage of their starting base salary and granted on their start date;

•

Annual review grants made to employees in conjunction with the annual performance evaluation for the fiscal year and granted upon senior management approval generally in April after the Committee has approved the aggregate pool; and

•	Partner promotion grants made to employees who achieve partner level and granted generally in April or October when such promotions are made.

The Committee approves all individual grants to executive officers and aggregate grants to partners. The grant date is the later of the day of Committee action or the day of acceptance of the Committee-determined partner equity pool by the partners. In addition, the Committee must approve any individual grants to employees outside of the three types described above. For non-employee grants, the Committee has delegated limited authority to senior management to make such grants to key advisors or key independent contractors.

Equity awards granted to non-partner employees generally vest semi-annually over four years. Equity awards granted to partner employees, including partner promotion grants, generally vest semi-annually over five years. Equity awards are generally determined by dollar value, then converted into an equivalent number of equity units. For restricted stock units, the dollar value is divided by the 10 day trailing average closing price of the common stock prior to the grant date to determine the number of restricted stock units to be awarded. On each vest date, an employee realizes taxable income based on the value of restricted stock units that have vested and is paid in the form of shares of common stock. For performance in fiscal year 2008, the Committee approved equity awards in April 2008 with a vesting schedule of three and four years for non-partner and partner employees, respectively.

The timing of an equity award is tied to Board, Committee or senior management approval, as determined according to the Equity Compensation Award Policy and Grant Procedures. The policy prohibits “backdating” or timing any award with the release of material non-public information.

In addition to the standard equity policy applicable to all employees, partners (including Named Executive Officers) are also subject to the Partners’ Equity Sales Program. The objective of the Partners’ Equity Sales Program is to provide an orderly and disciplined market for the sale of partners’ shares of capital stock of the Company. The Program allows partners to sell their shares quarterly in conjunction with the Company’s policy of permitting trades only during specified periods occurring after the public release of quarterly earnings. Participants in the Program are required to provide their sale requests at the beginning of the trading window. The Company then instructs a broker to initiate the trades, if any, in brokers’ transactions during the trading window. The partners are also restricted by the Program from selling more than a minority amount of their shares in any given quarter.

Executive Equity Ownership Guidelines

The Company believes that the financial interests of its executives should be aligned with those of its stockholders. In addition to using awards of equity as a long-term incentive, the Company has established equity ownership guidelines for partners, including the Named Executive Officers. The current ownership guidelines require partners to maintain ownership of Company stock (or equity awards), including unvested equity, having a value equal to at least 10% of his or her then current base salary multiplied by the number of years such person has been a partner. Each of the Named Executive Officers currently meets or exceeds these guidelines.

Executive Pay Adjustment or Recovery

The Company does not have a policy regarding the recovery of performance-based awards in the event of a financial statement restatement beyond the requirements of Section 304 of the Sarbanes-Oxley Act of 2002. Section 304 requires the chief executive and chief financial officers of a publicly held company to repay to the company certain amounts received by such officers if the company restates its financial statements as a result of financial reporting misconduct. The amounts to be repaid consist of (1) any bonus or other incentive-based or equity-based compensation received from the company during the 12-month period following the filing of the financial statements in question and (2) any profits realized from the sale of securities of the company during that 12-month period.

Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly held companies for compensation paid to certain executives to the extent their compensation exceeds $1,000,000 in any fiscal year. The limitation applies only to compensation that is not considered “performance-based”. In order for incentive compensation to qualify as “performance-based” compensation under Section 162(m), the Company’s discretion to grant awards must be limited. At this time, the Company believes that the benefit of retaining the ability to exercise discretion under its incentive compensation plans outweighs the risk of loss of tax deductions under Section 162(m). In addition, the Company has not compensated its senior executives at a level where there would be a material portion of compensation that would exceed $1,000,000 and potentially not be tax deductible. As a result, the Company has not sought to qualify its incentive compensation plans under Section 162(m).

2008 Compensation Decisions

2008 Cash Bonuses

The Board of Directors approved the fiscal year 2008 budget plan in May 2007. Such plan included a cash bonus pool for the partners, including the Named Executive Officers, if Company financial performance as projected was achieved. Overall Company performance did not fully achieve projections, and in April 2008 the Committee did not approve a cash bonus pool for the partners, including the Named Executive Officers.

In the case of the Named Executive Officers, the Committee’s determination of individual amounts would have been based on its evaluation of the executive’s performance and overall Company performance. The Committee also would have considered the recommendations that Mr. Gutstein would have made with respect to the other Named Executive Officers. The amounts payable to the Named Executive Officers for performance in each of fiscal years 2007 and 2008 are shown in the Bonus column of the Summary Compensation Table below.

2008 Equity Awards

The Committee approved a preliminary fiscal year 2008 equity award pool in February 2008, and in April 2008 the Committee approved a final aggregate equity award pool for the partners, including the Named Executive Officers.

In the case of the Named Executive Officers, the Committee’s determination of individual amounts was based on its evaluation of the executive’s performance and overall Company performance. The Committee also considered the recommendations that Mr. Gutstein made with respect to the other Named Executive Officers. In addition, the level of any cash bonuses was considered in determining equity awards so that the amount of the total annual incentive package was appropriate in the Committee’s view.

The Named Executive Officers were granted equity awards with an aggregate value of $642,695 in respect of fiscal year 2008. The individual value of each award to the Named Executive Officers is shown in the Supplemental Table on page 31 of this proxy statement.

CEO Compensation

The Committee made the following decisions with respect to the compensation paid in or with respect to the CEO:

•	For fiscal year 2006, Mr. Gutstein was paid no cash bonus and was awarded equity with a value of $430,537 in April 2006.

•	For fiscal year 2007, Mr. Gutstein was paid $53,129 in cash bonus and was awarded equity with a value of $434,876 in April 2007.

•	For fiscal year 2008, Mr. Gutstein was paid no cash bonus and was awarded equity with a value of $223,125 in April 2008.

•	For fiscal year 2008, Mr. Gutstein received a base salary of $625,000.

Other Executive Officer Compensation

The Committee also made the following decisions with respect to the compensation paid in or with respect to the Named Executive Officers other than the CEO:

•

For fiscal year 2006, the Committee determined that Company performance did not justify any cash bonuses to the other Named Executive Officers. However, the Committee determined that equity awards with an aggregate value of $1,466,477 should be granted in April 2006.

•

For fiscal year 2007, the Committee approved cash bonuses to the other Named Executive Officers in the aggregate of $102,956 as shown in the Bonus column of the Summary Compensation Table below. The Committee also approved a total of $1.75 million in cash bonuses to the other partners who are not named in this proxy statement for fiscal year 2007 performance. In addition, the Committee approved equity awards for the other Named Executive Officers with an aggregate value of $1,189,213 in April 2007.

•

For fiscal year 2008, the Committee determined that Company performance did not justify any cash bonuses to the other Named Executive Officers. However, the Committee determined that equity awards with an aggregate value of $419,570 should be granted in April 2008, as shown in the Supplemental Table below.

•

For fiscal year 2008, after considering, among other things, the recommendations of Mr. Gutstein, the Committee set the base salaries of the other Named Executive Officers (except Messrs. Bergstein and Bupp) at the same levels as fiscal year 2007. These salaries are shown in the “Salary” column of the Summary Compensation Table below. Mr. Bergstein received a reduced salary for fiscal year 2008 until he retired as an employee on March 31, 2008. Mr. Bupp received a $25,000 increase to his base salary for fiscal year 2008.

Composition of Total Direct Compensation

As shown in the Supplemental Table below, the base salary and any cash bonus payments paid or earned by the Named Executive Officers in the aggregate for fiscal year 2008 accounted for approximately 79% of their total direct compensation. The grant date fair value of the restricted stock unit awards and stock appreciation right awards accounted for approximately 21% of total direct compensation. Because the Summary Compensation Table reflects the dollar amount recognized for purposes of fiscal year 2008 financial statements and not the fair market value of the 2008 awards, these percentages cannot be derived using the amounts reflected in the Summary Compensation Table.

Fiscal Year 2009 Compensation Decisions

The Committee has made the following decisions with respect to fiscal year 2009:

Fiscal Year 2009 Base Salaries

The Committee did not approve any increases to base salaries for fiscal year 2009 for the Named Executive Officers, including for Messrs. Warrington and Weakland who became Named Executive Officers for fiscal year 2009.

Fiscal Year 2009 Partner Compensation Program

At the time of preparation of this proxy statement, the Committee and senior management are in the early stages of implementing a new compensation arrangement involving periodic cash payments. In light of current economic conditions and the volatility in the price of Company common stock held by the partners (which has historically comprised the majority of non-salary compensation), this program will provide for quarterly cash payments to the current partners in an amount equal to 6.25% of their base salary for each of eight quarters. However, with respect to the principal executive officer and the principal financial officer, the program also provides that a stock award may be granted in lieu of cash at an equivalent value to vest over at least eight quarters. Should a partner voluntarily terminate his or her employment at any time during the program, he or she will be required to repay to the Company the gross amount received in the prior 12 months. The Company also reserves the right to cancel the program at any time which, however, eliminates the repayment obligations on the part of the recipients.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or awarded to each of the Named Executive Officers for the fiscal year ended March 31, 2008. For a more thorough discussion of the executive compensation program, see the “Compensation Discussion and Analysis” section above.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Adam Gutstein	2008	625,000		354.851	77,254	119,677	1,176,782
President and CEO	2007	625,000	53,129	349,168	25,789	133,420	1,186,506
Karl Bupp	2008	475,000		219,683	67,104	3,310	765,097
Chief Financial Officer	2007	450,000	39,188	227,250	17,710	3,907	738,056
Melvyn Bergstein	2008	325,000		410,972	77,557	58,884	872,413
Chairman	2007	500,000		506,437	24,111	24,488	1,055,036
William McClayton	2008	475,000		197,681	7,325	12,312	692,318
Chief Administrative Officer	2007	475,000	27,393	431,015	19,241	20,004	972,653
John Sviokla	2008	475,000		209,054	20,454	4,997	709,505
Vice Chairman	2007	475,000	36,375	419,152	16,693	5,597	952,817

(1)	The amounts shown in this column represent the dollar amount recognized by the Company for restricted stock awards for financial statement reporting purposes with respect to fiscal year 2008 and previous fiscal years in accordance with FAS 123R.
(2)	The amounts shown in this column represent the dollar amount recognized by the Company for stock options and stock appreciation rights for financial statement reporting purposes with respect to fiscal year 2008 and previous fiscal years in accordance with FAS 123R.
(3)	See All Other Compensation Table immediately following this table for a breakdown of these amounts.

ALL OTHER COMPENSATION TABLE

The following table describes each component of the All Other Compensation column from the Summary Compensation Table.

Name and Principal Position	Fiscal Year	Life Insurance Premiums ($)(1)	Common Stock Dividends on Restricted Stock	Chicago Residence Expenses ($)(2)	Tax Gross- Up ($)(3)		Accrued Vacation Payout ($)	Other ($)		Total ($)

Adam Gutstein	2008	2,960	350	64,636	51,731					119,677
President and CEO	2007	2,940	600	73,187	56,693					133,420
Karl Bupp	2008	2,960	350							3,310
Chief Financial Officer	2007	3,307	600							3,907
Melvyn Bergstein	2008	14,694	2,459				1,731	40,000	(4)	58,884
Chairman	2007	23,888	600							24,488
William McClayton	2008	11,962	350							12,312
Chief Administrative Officer	2007	19,404	600							20,004
John Sviokla	2008	4,319	350		328	(5)				4,997
Vice Chairman	2007	4,997	600							5,597

(1)	This amount represents the life insurance premium dollar values paid by the Company.
(2)	This amount represents expenses incurred by Mr. Gutstein to maintain a Chicago residence: apartment costs, travel between Chicago and his main residence in Vermont as well as meals and incidental expenses while in Chicago. For more information, see “Other Elements of Compensation — Personal Benefits” above.
(3)	This amount represents amounts provided by the Company to Mr. Gutstein since some of the items reimbursed by the Company pursuant to note (2) above may be taxable income to Mr. Gutstein under applicable tax laws. For more information, see “Other Elements of Compensation — Personal Benefits” above.
(4)	This amount is the Chairman’s Board fee of $40,000.
(5)	This amount represents a state tax gross-up related to a reimbursement for additional state taxes incurred by Mr. Sviokla working outside of his home state.

SUPPLEMENTAL TABLE — TOTAL DIRECT COMPENSATION

The following table describes total direct compensation(1) earned in the last two fiscal years for the Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary ($)(2)	Cash Bonus ($)(3)	Stock + Option Awards ($)(4)	Total Direct Compensation ($)	Change from Prior Year (%)
Adam Gutstein	2008	625,000		223,125	848,125	(23.8)%
President and CEO	2007	625,000	53,129	434,876	1,113,005	10.7%
Karl Bupp	2008	475,000		179,625	654,625	(19.2)%
Chief Financial Officer	2007	450,000	39,188	320,764	809,952	6.1%
Melvyn Bergstein	2008	365,000		60,320	425,320	(49.8)%
Chairman	2007	500,000		346,488	846,488	(22.9)%
William McClayton	2008	475,000			475,000	(34.6)%
Chief Administrative Officer	2007	475,000	27,393	224,221	726,614	(6.0)%
John Sviokla	2008	475,000		179,625	654,625	(19.1)%
Vice Chairman	2007	475,000	36,375	297,740	809,115	7.0%

(1)	Total direct compensation consists solely of salary, cash bonus and equity award compensation and does not include all elements of compensation shown in the Summary Compensation Table.

For more information, see “Principal Elements of Compensation and Total Direct Compensation — Total Direct Compensation” above.
(2)	For Mr. Bergstein, his salary amount for 2008 includes the Chairman’s Board fee of $40,000.
(3)	Bonuses with respect to fiscal year 2007 performance were paid in fiscal year 2008.
(4)	Represents the FAS 123R grant date fair value of the stock awards made with respect to performance in each of fiscal years 2007 and 2008. The amount is first calculated by dividing the equity award or grant value (expressed in gross dollar amount) by the 10 day trailing closing price average of Company common stock, which was $6.55 and $11.69 for 2008 and 2007, respectively. This formula determines the number of units to be granted. To determine the grant date fair value of these units for financial reporting purposes, the number of units is then multiplied by the average of the high and low prices for the grant date (as adjusted for dividends payable by the Company but not eligible to be received on the stock awards), which was $5.55 and $10.94 for 2008 and 2007, respectively. The value of stock appreciation rights granted for fiscal year 2008 for FAS 123R purposes was $1.575, based on a Black-Scholes option pricing analysis.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning the number of shares of common stock underlying restricted stock units and stock options granted under the Amended and Restated 1998 Equity Incentive Plan to the Named Executive Officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(1)
Adam Gutstein	4/19/2007	37,058			377,992
	4/25/2006	41,358			430,537

Karl Bupp	4/19/2007	27,334			278,807
	4/25/2006	34,920			363,517

Melvyn Bergstein	9/11/2007	6,026			60,320
	4/19/2007	29,526			301,165
	4/25/2006	45,490			473,551

William McClayton	4/19/2007	19,107			194,891
	4/25/2006	31,027			322,991

John Sviokla	4/19/2007	25,372			258,794
	4/25/2006	29,435			306,418

(1)	Represents the grant date fair value of restricted stock units under FAS 123R. The amount is first calculated by dividing the equity award or grant value (expressed in gross dollar amount) by the 10 day trailing closing price average of common stock, which was $10.53 for the April 25, 2006 grant and $11.69 for the April 19, 2007 grant. This formula determines the number of units to be granted. To determine the grant date fair value of these units for financial reporting purposes, the number of units is then multiplied by the average of the high and low prices for the grant date, which was $10.41 for the April 25, 2006 grant and $10.94 for the April 19, 2007 grant. The restricted stock units vest over five years in ten equal semi-annual installments and are settled with one share of Company common stock for each vested unit. As part of Mr. Bergstein’s transition to non-executive Chairman in fiscal year 2008, he began to receive the same equity award as the non-employee Board members, represented by the September 11, 2007 grant, and he no longer participates in the equity award pool for senior management.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards(1)				Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Adam Gutstein	4,000	6,000	6.27	5/15/2011	178,548	1,151,635
	25,000		9.27	11/1/2008
	22,477	8,739	9.70	11/15/2009
	19,800		13.02	8/1/2010
	16,116	16,122	14.86	11/15/2010

Karl Bupp	4,000	6,000	6.27	5/15/2011	62,923	405,853
	25,000		9.27	11/1/2008
	13,077	5,085	9.70	11/15/2009
	14,300		13.02	8/1/2010
	14,636	14,632	14.86	11/15/2010

Melvyn Bergstein	10,000		6.27	5/15/2011	3,012	19,427
	25,000		9.27	11/1/2008
	28,378		9.70	11/15/2009
	24,200		13.02	8/1/2010
	37,382		14.86	11/15/2010

William McClayton	4,000	6,000	6.27	5/15/2011	103,022	664,492
	25,000		9.27	11/1/2008
	14,712	5,720	9.70	11/15/2009
	3,500		13.02	8/1/2010
	14,397	14,395	14.86	11/15/2010

John Sviokla	4,000	6,000	6.27	5/15/2011	54,887	354,021
	25,000		9.27	11/1/2008
	17,368	3,064	9.70	11/15/2009
	24,375		13.02	8/1/2010
	10,747	10,745	14.86	11/15/2010

(1)	Option Awards include stock options and stock appreciation rights, both of which vest semi-annually over a five year period, with the exception of those granted at an exercise price of $13.02, which vest semi-annually over a two year period.
(2)	Stock awards include restricted stock and restricted stock units, both of which vest semi-annually over a five year period, with the exception of those listed below granted to Mr. Gutstein and Mr. McClayton on June 28, 2004 of 100,000 and 50,000 units, respectively. For these restricted stock and restricted stock units, those granted to Mr. Gutstein will vest semi-annually over a five year period beginning on November 15, 2009 and those granted to Mr. McClayton will vest semi-annually over a three year period beginning on November 15, 2008.
(3)	This value is calculated using a closing price of $6.45 for the common stock on March 31, 2008.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding stock options exercised by, and the shares of restricted stock or restricted stock units that vested for, each of the Named Executive Officers in the fiscal year ended March 31, 2008. The value of shares acquired upon exercise of stock options is based on the difference between the closing price of the shares of the common stock on the exercise date and the exercise price. The value of restricted stock and restricted stock units realized upon vesting is based on the average of the high and low prices of the shares of common stock on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)
Adam Gutstein	0	0	20,450	193,995
Karl Bupp	1,185	15,281	16,668	158,962
Melvyn Bergstein	26,859	61,829	98,834	707,899
William McClayton	50,000	210,250	15,259	147,273
John Sviokla	1,349	17,430	15,037	143,199

PENSION BENEFITS

The Company does not have a plan that provides for payments or other benefits at, following, or in connection with retirement for its officers, directors or employees.

NONQUALIFIED DEFERRED COMPENSATION

The Company does not have a nonqualified defined benefit or deferred compensation program for its officers or employees. The Company did establish a nonqualified deferred compensation program for non-employee directors in fiscal year 2007. Under such program, non-employee directors may defer all or part of their compensation until the director retires, dies or becomes disabled or otherwise no longer serves as a director. The directors are required to make their deferral elections annually. For fiscal year 2008, Messrs. Skinner and Weber chose to defer the receipt of their equity awards.

ESTIMATED POST-EMPLOYMENT PAYMENTS UNDER ALTERNATIVE TERMINATION SCENARIOS

This section discloses the payments the Company would make to the Named Executive Officers under alternative scenarios in which their employment could terminate. These consist of payments the Company would make under the current severance policy (which applies to all full-time employees) and certain continuing benefits under the partner compensation program. There are no other agreements, arrangements or plans that entitle such executive officers to severance, perquisites or other enhanced benefits upon a termination of employment. The Company does not disclose payments or other benefits under the 401(k) retirement plan and health and welfare plans because all salaried employees are entitled to the same benefits under those plans.

Severance Policy

Under the current severance policy (which may change without notice), the Company normally pays a severance benefit to a full-time employee whose employment is involuntarily terminated without cause. The severance benefit varies by level. For partners, including the Named Executive Officers, the benefit is up to six months of salary continuation plus a small transitional lump sum equal to approximately $12,000. The Company generally does not pay severance to an employee whose employment is terminated under other circumstances, including voluntary resignation or termination for cause. However, each situation is reviewed on a case-by-case basis, and the Company may provide additional severance in the case of involuntary termination without cause or provide severance in a negotiated voluntary resignation situation where the Company believes it is in its interest to do so. In order to receive severance payments from the Company, an individual is required to sign a customary liability release and abide by any continuing obligations to the Company in his or her employment agreement, such as confidentiality and non-solicitation provisions.

In the event that any of the Named Executive Officers were involuntarily terminated as of March 31, 2008 under the circumstances covered by the current severance policy, they would have received up to the following severance benefit: Mr. Gutstein, $324,500; Mr. Bupp, $249,500; Mr. Bergstein, $107,000; Mr. McClayton, $249,500; and Mr. Sviokla, $249,500.

Equity Awards Policy; Partner Compensation Program

Pursuant to the Company’s Equity Compensation Awards Policy and Grant Procedures and the terms of the awards granted by the Compensation Committee, if an equity award recipient’s employment is terminated, some or the entire unvested portion of any equity award will terminate or be accelerated as detailed in the following table.

Type of Award	Voluntary Resignation or Termination With Cause	Involuntary Termination Without Cause
Stock Options and Stock Appreciation Rights	Unvested equity is cancelled.

All unvested equity awards granted for a lateral partner hire or partner promotion that are due to vest within one year of the separation date will vest as of the separation date. Unvested equity that was received while such individual was a partner is not subject to accelerated vesting.

For equity grants made prior to the time that such an individual became a partner, 50% of equity due to vest within one year of the separation date will vest as of the separation date, and 100% of equity due to vest within 45 days of the separation date will vest as of the separation date.

Restricted Stock and Restricted Stock Units	Unvested equity is cancelled.	Restrictions due to lapse within 45 days of the separation date will lapse on the separation date. For employees with between three and five years of service as of the separation date, restrictions due to lapse within 12 months of the separation date will lapse on the separation date for 25% of the unvested equity. For employees with between five and ten years of service as of the separation date, restrictions due to lapse within 12 months of the separation date will lapse on the separation date for 50% of the unvested equity. For employees with more than ten years of service as of the separation date, restrictions due to lapse within 12 months of the separation date will lapse on the separation date for 75% of the unvested equity.

In addition, under the partner compensation program, the Company has a policy of providing accelerated vesting of certain unvested equity upon death, disability or retirement (as defined). If a partner, including a Named Executive Officer, retires at or after (i) age 62 or (ii) age 50 where such partner was a partner for at least five consecutive years, then the retiring partner’s unvested equity awards immediately and fully vest. The only exception is for unvested equity awards granted in the three years prior to retirement and after March 31, 2007, in which case a pro-rata portion of the unvested equity vests based on the number of months elapsed between grant date and retirement.

In the event any of the Named Executive Officers were to have died or become disabled as of March 31, 2008, the value (based on the closing price of $6.45 for the common stock on March 31, 2008) of the unvested portion of their equity awards that would have become vested would have been as follows: Mr. Gutstein, $1,152,715; Mr. Bupp, $406,933; Mr. Bergstein, $19,427; Mr. McClayton, $665,572; and Mr. Sviokla, $355,101.

In the event any of the Named Executive Officers were to have retired as of March 31, 2008, the value (based on the closing price of $6.45 for the common stock on March 31, 2008) of the unvested portion of their equity awards that would have become vested would have been as follows: Mr. McClayton, $36,228 and Mr. Sviokla, $47,752. Each of Mr. Gutstein and Mr. Bupp were under the age of 50 at that time, and therefore none of the unvested portion of their equity awards would have vested. Mr. Bergstein retired as an employee on March 31, 2008. As the Company previously disclosed at such time, in connection with Mr. Bergstein’s retirement from day-to-day employment and in recognition of his continuing service, the Board of Directors modified his outstanding equity awards to: (i) immediately vest 18,152 restricted stock units that were previously unvested at March 31, 2008 and which did not vest in the ordinary course pursuant to the Company’s retirement policy and (ii) grant an exception to the Company’s retirement policy so that Mr. Bergstein retains the original expiration dates for 124,960 stock options and stock appreciation rights rather than an earlier date based on such policy. Pursuant to the Company’s retirement policy, with respect to Mr. Bergstein, 1,000 shares of restricted stock, 56,052 restricted stock units and 32,634 stock appreciation rights vested in the ordinary course on March 31, 2008.

SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals from stockholders intended to be eligible for inclusion in Diamond’s proxy statement and form of proxy relating to the next annual meeting must be received by the Secretary at the Company’s executive offices not before May 11, 2009 or after June 10, 2009. Proposals should be delivered or submitted by certified mail, return receipt requested, addressed to the Secretary, Diamond Management & Technology Consultants, Inc., Suite 3000 John Hancock Center, 875 North Michigan Avenue, Chicago, Illinois 60611. Please see the Company’s Amended and Restated Bylaws for more details on stockholder proposals, available on the Company’s web site at www.diamondconsultants.com in the investor relations section.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information, qualifications and consent of the nominee being proposed to the Secretary of the Company not before May 11, 2009 or after June 10, 2009. All director nominations should be made in accordance with the provisions of Section 2.3 of the Company’s Amended and Restated By-Laws, which provides additional information required with respect to the candidate and nominating stockholder. Under such provision, only stockholders entitled to vote may nominate a director candidate.

OTHER MATTERS

Neither Company management nor the Board intends to bring before the annual meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and do not know of any business that persons, other than management, intend to present at the annual meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the persons named to vote on any other matter proposed by stockholders in accordance with their best judgment.

APPENDIX A

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.

EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose

The purpose of this Plan is to provide eligible employees of Diamond Management & Technology Consultants, Inc., a Delaware corporation (the “Company”), and its Subsidiaries, who wish to become shareholders in the Company a convenient method of doing so. It is believed that employee participation in the ownership of the Company will be to the mutual benefit of the employees and the Company. The Company intends this Plan to qualify as an “employee stock purchase plan” under section 423 of the Code (including any amendments to or replacements of such section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of section 423 of the Code shall have the same definition herein. A total of 3,000,000 shares of the Company’s Common Stock are reserved for issuance under this Plan. Such number shall be subject to adjustments effected in accordance with Section 15 of this Plan.

2.	Definitions

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Company’s executive Management Committee, as constituted from time to time.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Compensation” means with respect to a Participant, the portion of the Participant’s base salary paid to the Participant during the applicable payroll period.

“Effective Date” means April 22, 2009.

“Eligible Employee” means an employee who is eligible to participate in the Plan pursuant to Section 4.

“Enrollment Agreement” means an agreement between the Company and an Eligible Employee, in such form as may be established by the Company from time to time, pursuant to which the employee elects to participate in this Plan, or elects changes with respect to such participation as permitted under the Plan.

“Enrollment Period” means the 24 month period commencing on a Grant Date.

“Fair Market Value” generally means the average of the closing price of a share of the Company’s Common Stock on the NASDAQ Global Market System for the ten trading days immediately preceding the Grant Date or the Purchase Date, as applicable.

“Grant Date” means April 22, 2009 and the first business day in each of August, November, February and May thereafter.

“Maximum Share Amount” means $6,250 divided by the Fair Market Value of a share on the Grant Date.

“Notice Period” means the later of two (2) years from the Grant Date or one (1) year from the Purchase Date on which shares were purchased.

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“Option” means an option to purchase shares of Common Stock under the Plan, pursuant to the terms and conditions thereof.

“Participant” means an Eligible Employee who is participating in the Plan pursuant to Section 5.

“Plan” means the Diamond Management & Technology Consultants, Inc. Employee Stock Purchase Plan, as amended from time to time.

“Plan Account” means an account maintained by the Plan Administrator for each Participant to which the Participant’s payroll deductions are credited, against which funds used to purchase shares of Common Stock are charged and to which shares of Common Stock purchased are credited.

“Plan Administrator” means such other person or persons, including a committee, as may be appointed by the Committee to administer the Plan.

“Purchase Date” means, except as provided in Section 18, the last day of a Purchase Period.

“Purchase Period” means the period beginning on April 22, 2009 and ending on the last business day in July 2009, and the three-month period ending on the last business day in each of October, January, April and July thereafter.

“Purchase Price” means the lesser of the Fair Market Value of a share of Common Stock on the Grant Date of an Enrollment Period, or the Fair Market Value of a share of Common Stock on the applicable Purchase Date of such Enrollment Period.

“Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.	Stock Subject to the Plan

The aggregate number of shares of Common Stock that shall be available for purchase by Participants under the Plan is 3,000,000 shares, subject to adjustment as permitted under Section 15. The Company shall either make open-market purchases to provide shares of Common Stock for purchase under the Plan or, at the discretion of the Committee, sell Treasury shares or issue authorized but unissued shares of Common Stock.

4.	Eligible Employees

4.1	An “Eligible Employee” means each employee of the Company and each employee of a Subsidiary to which the Plan is extended by the Committee, except as otherwise provided in Section 5.4.

4.2	Notwithstanding any provision of the Plan to the contrary, any individual whom the Company or participating Subsidiary does not treat as an employee but is found to be a common law employee (whether by a court, government agency or otherwise), even if such determination has retroactive effect, shall not be an Eligible Employee during such period if such individual (i) has worked for the Company or participating Subsidiary for less than two years, (ii) has customarily worked 20 hours per week or less for such entity, (iii) has customarily worked for such entity for no more than five months in a calendar year, or (iv) is a highly compensated employee of such entity (within the meaning of section 414(q) of the Code).

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5.	Participation in the Plan

5.1	Participation in the Plan is voluntary. An Eligible Employee may participate in the Plan effective as of any Grant Date by enrolling in the Plan via an Enrollment Agreement provided by the Plan Administrator and delivering such Enrollment Agreement to the Plan Administrator or its designated representative during the enrollment window established by the Plan Administrator prior to the Grant Date of the Enrollment Period.

5.2	A Participant’s payroll deductions under the Plan shall commence on his/her initial Grant Date, and shall continue, subject to Section 6.2, until the Eligible Employee terminates participation in the Plan or the Plan is terminated; provided, that such payroll deductions shall not commence until the Company has received such Eligible Employee’s Enrollment Agreement and such Employee has received all information required to be disclosed to such Employee under applicable securities laws.

5.3	A Participant’s payroll deduction authorization shall be automatically renewed effective on the Grant Date following the conclusion of his/her initial Enrollment Period and each subsequent Enrollment Period unless he/she otherwise notifies the Plan Administrator in writing at least 20 days in advance of such date.

5.4	Notwithstanding the foregoing, an Eligible Employee shall not be granted an Option on any Grant Date if such Employee, immediately after the Option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this paragraph, the rules of Code Section 424(d) shall apply in determining the stock ownership of an individual, and stock which an Eligible Employee may purchase under outstanding options shall be treated as stock owned by such Employee.

6.	Payroll Deductions; Changes in Payroll Deductions

6.1	An Eligible Employee may participate in the Plan only through payroll deductions. Payroll deductions shall be made from the Compensation paid to each Participant for each payroll period in such whole percentage from 1% to 10% as the Participant shall authorize in his/her Enrollment Agreement.

6.2	A Participant may elect to increase or decrease the amount of his/her payroll deductions once during an enrollment window established by the Plan Administrator via an Enrollment Agreement. Any such change shall not become effective sooner than the next Purchase Period after receipt of his/her Enrollment Agreement, thereby establishing a new Enrollment Period.

7.	Termination of Participation in Plan

7.1	A Participant may, at any time and for any reason, voluntarily terminate participation in the Plan by written notification of withdrawal delivered to the Plan Administrator, or as otherwise provided. Such Participant’s payroll deductions under the Plan shall cease as soon as practicable following delivery of such notice. If the former Participant remains employed by the Company or any of its Subsidiaries after termination of his/her participation in the Plan, any payroll deductions credited to such Participant’s Plan Account may be used to purchase shares of Common Stock on the next Purchase Date or refunded, without interest, to the Participant, at the election of the Participant. Except as provided in Section 10(ii), an Eligible Employee whose participation in the Plan is terminated may rejoin the Plan no earlier than three months following his/her withdrawal by re-enrolling via an Enrollment Agreement in accordance with Section 5.1.

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7.2	Termination of a Participant’s employment for any reason, including retirement, death or the failure of a Participant to remain an Eligible Employee of the Company or its Subsidiaries, immediately terminates his/her participation in this Plan. In such event, accumulated payroll deductions will be returned to him/her or, in the case of his/her death, to his/her legal representative, without interest. For purposes of this Section 7.2, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or its Subsidiaries in the case of sick leave, military leave, or any other legally protected leave or leave of absence approved by the Committee; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

8.	Purchase of Shares; Issuance of Shares

8.1	On each Grant Date, this Plan shall be deemed to have granted to the Participant an option for as many shares as he/she will be able to purchase with the amounts accumulated during his/her participation in that Enrollment Period, subject to the limitations outlined in Section 9.

8.2	On each Purchase Date of an Enrollment Period, each Participant shall be deemed, without any further action, to have purchased that number of whole shares of Common Stock determined by dividing the Purchase Price on such date into the balance in the Participant’s Plan Account on the Purchase Date. The balance in the Participant’s Plan Account on the July 2009 Purchase Date will include applicable carry forward amounts and deductions withheld under the prior Plan. Any amount remaining in the Participant’s Plan Account shall be carried forward to the next Purchase Date unless the Plan Account is closed.

8.3	As soon as practicable after each Purchase Date, a statement shall be delivered to each Participant which shall include the number of shares of Common Stock purchased on the Purchase Date on behalf of such Participant under the Plan.

8.4	Following the Purchase Date, the number of shares of common stock purchased by each participant shall be deposited into an account established in the participant’s name at the Plan’s broker.

8.5	A participant shall be free to undertake a disposition of the shares in his/her account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the shares must remain in the participant’s account at the Plan’s broker until the Notice Period has been satisfied, unless otherwise agreed to by the Committee. With respect to shares for which the Notice Period has been satisfied, the participant may move those shares to another brokerage account of participant’s choosing or request that a stock certificate be issued and delivered to him/her.

8.6	Notwithstanding the above, a participant who is not subject to income taxation under the Code may move his/her shares to another brokerage account of his/her choosing or request that a stock certificate be issued and delivered to him/her at any time, without regard to the satisfaction of the Notice Period.

9.	Limitations on Purchase of Shares

9.1	No Participant may be granted an Option which permits his/her rights to purchase Common Stock under the Plan, and any other stock purchase plan of the Company or any Subsidiary that is qualified under section 423 of the Code, to accrue at a rate which exceeds $6,250 of Fair Market Value of such stock (determined on the Grant Date of such Option) for each Purchase Period of the Company in which the Option is outstanding at any time.

9.2	The Company shall automatically suspend the payroll deductions of any Participant as necessary to enforce such limit provided that when the Company automatically resumes such

A-iv

payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

9.3	If the Fair Market Value of a share on a Purchase Date is less than the Fair Market Value of a share on the Grant Date then the maximum number of shares that may be purchased by any Participant on such Purchase Date shall not exceed the Maximum Share Amount.

9.4	No participant shall be entitled to purchase shares on a Purchase Date if the Committee determines there shall be no purchase of shares on such Purchase Date (whether due to the requirements of this Section 9 of the Plan or as the Committee may otherwise deem necessary or desirable). If the Committee makes such a determination, then contributions accumulated during the Purchase Period ending on such Purchase Date shall be refunded (without interest unless otherwise determined by the Committee) to participants, but such participants, notwithstanding the provisions of Section 7.1 shall continue to be participants in the Enrollment Period of which such Purchase Period is a part unless the automatic enrollment provisions of Section 10 are otherwise applicable.

9.5	If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a Participant’s option to each Participant affected thereby.

9.6	Any payroll deductions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 9 shall be returned to the Participant as soon as practicable after the end of the applicable Purchase Period, without interest unless otherwise determined by the Committee.

10.	Automatic Withdrawal

If the Fair Market Value of the Shares on any Purchase Date of an Enrollment Period is less than the Fair Market Value of the Shares on the Grant Date for such Enrollment Period, then every participant shall automatically: (i) be withdrawn from such Enrollment Period at the close of such Purchase Date and after the acquisition of Shares for such Enrollment Period, and (ii) be re-enrolled in the Enrollment Period commencing on the first business day subsequent to such Purchase Date, notwithstanding the last sentence of Section 7.1.

11.	Notice of Disposition

Each Participant shall notify the Company if the Participant disposes of any of the shares purchased in any Enrollment Period pursuant to this Plan if such disposition occurs within the Notice Period. Unless such Participant is disposing of any of such shares during the Notice Period, such Participant shall keep the certificates representing such shares in his/her name (and not in the name of a nominee) during the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

12.	Rights as a Stockholder

A Participant shall not be treated as the owner of Common Stock until the Purchase Date of such stock under the Plan. As of the Purchase Date a Participant shall be treated as the record owner of his/her shares purchased on such date pursuant to the Plan.

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13.	Rights Not Transferable

Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative. No rights or payroll deductions of a Participant shall be subject to execution, attachment, levy, garnishment or similar process.

14.	Application of Funds

All funds of Participants received or held by the Company under the Plan before purchase of the shares of Common Stock shall be held by the Company without liability for interest or other increment.

15.	Adjustments in Case of Changes Affecting Shares

In the event of a subdivision or consolidation of outstanding shares of Common Stock of the Company, or the payment of a stock dividend, the number of shares approved for the Plan shall be increased or decreased proportionately, and such other adjustment shall be made as may be deemed equitable by the Plan Administrator. In the event of any other change affecting the Common Stock, such adjustment shall be made as shall be deemed equitable by the Plan Administrator to give proper effect to such event.

16.	Administration of the Plan

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard to the Plan and such rules and regulations shall be final and conclusive. It is intended that the Plan shall at all times meet the requirements of Code section 423, if applicable, and the Plan Administrator shall, to the extent possible, interpret the provision of the Plan so as to carry out such intent.

17.	Amendments to the Plan

The Committee may, at any time, or from time to time, amend or modify the Plan; provided, however, that no amendment shall be made increasing or decreasing the number of shares authorized for the Plan (other than as provided in Section 15 or 18), and that, except to conform the Plan to the requirements of the Code, no amendment shall be made which would cause the Plan to fail to meet the applicable requirements of Code section 423.

18.	Termination of Plan

The Plan shall terminate upon the earliest of: (i) April 30, 2019, (ii) the date no more shares remain to be purchased under the Plan, or (iii) the termination of the Plan by the Board of Directors of the Company as specified below. The Board of Directors of the Company may terminate the Plan as of any date. The date of termination of the Plan shall be deemed a Purchase Date. If on such Purchase Date, Participants in the aggregate have Options to purchase more shares of Common Stock than are available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of shares of Common Stock on a pro rata basis in proportion to his/her Plan Account balance on such Purchase Date, and any excess payroll deductions shall be returned to Participants, all as provided by rules and regulations adopted by the Plan Administrator.

19.	Costs

All costs and expenses incurred in administering the Plan shall be paid by the Company. Any costs or expenses of selling shares of Common Stock acquired pursuant to the Plan shall be borne by the holder thereof.

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20.	Governmental Regulations

The Company’s obligation to sell and deliver its Common Stock pursuant to the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

21.	Applicable Law

This Plan shall be interpreted under the laws of the United States of America and, to the extent not inconsistent therewith, by the laws of the State of Illinois. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended, but is intended to comply with section 423 of the Code, if applicable. Any provisions required to be set forth in this Plan by such Code section are hereby included as fully as if set forth in the Plan in full.

22.	Effect on Employment

The provisions of this Plan shall not affect the right of the Company or any Subsidiary or any Participant to terminate the Participant’s employment with the Company or any Subsidiary.

23.	Withholding

The Company reserves the right to withhold from stock or cash distributed to a Participant any amounts which it is required by law to withhold.

24.	Sale of Company

In the event of a proposed sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, the Company shall require that each outstanding Option be assumed or an equivalent right to purchase stock of the successor or purchaser corporation be substituted by the successor or purchaser corporation, unless the Plan is terminated.

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PROXY

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.

Common Stock

The undersigned stockholder of DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC. (the “Company”) hereby appoints Adam J. Gutstein and Karl E. Bupp and each of them the attorneys and proxies of the undersigned, with full power of substitution, to vote as directed on the reverse side of this card all of the shares of common stock of the Company standing in the name of the undersigned at the close of business on July 17, 2008 at the annual meeting of stockholders to be held at the John Hancock Center, 875 N. Michigan Avenue, Suite 2800, Chicago, IL 60611 commencing at 10:30 a.m. Central Daylight Time on September 9, 2008, and authorizes each proxy to vote in his discretion on any other matter that may properly come before the meeting or at any adjournment of the meeting.

If you choose to vote by Internet or telephone, your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you completed, signed, dated and returned your proxy card. If you choose not to vote by Internet or telephone, please complete, sign and date the reverse side and promptly return your proxy card in the enclosed postage-paid envelope.

THIS PROXY IS SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS AND WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL MATTERS PROPERLY COMING BEFORE

THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL
PROPOSALS (INCLUDING ALL DIRECTOR NOMINEES).
(Continued, and to be marked, dated and signed, on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

You can now access your Diamond Management & Technology Consultants, Inc. stockholder account online.

Access your stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Diamond Management & Technology Consultants, Inc. now makes it easy and convenient to get current information on your stockholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT****

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Mark Here for Address Change or Comments	☐

PLEASE SEE REVERSE SIDE

1. To elect four directors for a term of three years.
				FOR	AGAINST	ABSTAIN
Nominees:	FOR all nominees listed at left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for each nominee whose name is lined out	2. To ratify the appointment of KPMG LLP as the independent registered auditors for the Company for the fiscal year ending March 31, 2009.	☐	☐	☐
01 Edward R. Anderson
02 Adam J. Gutstein
03 Michael E. Mikolajczyk				FOR	AGAINST	ABSTAIN
04 Javier Rubio	☐	☐	3. To consider and act upon a proposal to adopt an Employee Stock Purchase Plan.	☐	☐	☐

To withhold authority to vote for each nominee strike a line through the nominee’s name above			4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Signature	Signature	Date

NOTE: Signature(s) should be exactly as the name or names appearing on this proxy. If shares are held jointly, each holder should sign. If signed by attorney, executor, administrator, trustee or guardian, please give full title. SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/dtpi Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet at http://ww3.ics.adp.com/streetlink/DTPI.